EXHIBIT 23.6

[RYDER SCOTT COMPANY LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-4 of Plains Exploration & Production Company of information from our reserve reports for Plains Exploration & Production Company and subsidiaries (collectively, the Company), as of December 31, 2003, relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and undiscounted and discounted future net income therefrom for the specific periods cited. We further consent to references to our firm under the heading “Experts”.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 17, 2006